Exhibit 10.8

AGREEMENT BY AND BETWEEN
A J Smith Federal Savings Bank
Midlothian, IL

and

The Comptroller of the Currency

A J Smith Federal Savings Bank, Midlothian, IL (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has examined the Bank and has found unsafe and unsound practices relating to management, credit underwriting and administration, and liquidity risk management at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)                                    This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(l).

(2)                                  This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(l) and 12 U.S.C. § 1818(i)(2).

(3)                                 This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4)                                 This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)                                 This Agreement shall cause the Bank to not be eligible for “expedited treatment” within the meaning of 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller.

(6)                                 All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller

Chicago Field Office – Downers Grove

2001 Butterfield Rd, Suite 400

Downers Grove, IL 60515-7915

ARTICLE II

MANAGEMENT

(1)                                 The Board must ensure that the Bank has competent management in place on a full time basis to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)                                 Within 90 days, the Board shall review the organizational structure and composition of the Bank’s management and make changes where appropriate to ensure compliance with Paragraph (1) of this Article, including additions to or deletions from current managerial positions or personnel if necessary.  At a minimum, as part of, or based upon its review, the Board shall:

(a)                                 delineate and assign specific senior executive officer positions to qualified individuals with defined duties and lines of authority sufficient to cover the scope of duties traditionally assigned to a Chief Executive Officer, Senior Lending Officer, Chief Financial Officer, Chief Operating Officer, and Chief Compliance Officer; and

(b)                                 assess each of the Bank’s current executive officers’ experience, other qualifications and performance compared to the position’s duties and lines of authority and make changes if appropriate.

The Board’s review, and any changes made or planned as a result, shall be documented and promptly submitted to the Assistant Deputy Comptroller for review.

(3)                                 If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within 60 days following its review of the report completed pursuant to Paragraph (2) of this Article (which shall be no later than 30 days from the Board’s receipt of the report) develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank.  At a minimum the written program shall include:

(a)                                 an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)                                 a program to improve the effectiveness of the officer;

(c)                                  objectives by which the officer’s effectiveness will be measured; and

(d)                                 a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller for review and no supervisory objection.

(4)                                 If a senior executive officer position is or at any time becomes vacant, the Board shall, within 90 days of such vacancy, after complying with the prior notice requirements of 12 C.F.R. § 163.560 or any applicable successor regulation or guidance as specified by the Comptroller, appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.  If the Bank is unable to locate an acceptable person to fill the vacancy within 90 days, despite its best efforts, the Bank may request an extension of time in writing from the Assistant Deputy Comptroller.

(5)                                 Prior to entering into any contract with any person for any senior executive officer position, the Board shall submit the name and qualifications of the individual(s), the proposed terms of employment, and a copy of the contract to the Assistant Deputy Comptroller for a prior written determination of no objection. Prior to submission of such contract to the Assistant Deputy Comptroller, the Board shall ensure that the contract fully complies with the requirements of all applicable laws, regulations, and regulatory guidance, including, but not limited to:

(a)                                 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments);

(b)                                 12 C.F.R. §§ 163.39 (Employment Contracts) and 163.161(b) (Management and Financial Policies);

(c)                                  12 C.F.R. Part 170 – Appendix A, Sections II.I (Compensation, Fees and Benefits) and III (Prohibition on Compensation that Constitutes an Unsafe and Unsound Practice);

(d)                                 OCC Bulletin 2010-24 (Interagency Guidance on Sound Incentive Compensation Policies), dated June 21, 2010;

(e)                                  OTS’ Examination Handbook, Section 310, “Management;” and

(f)                                   any applicable successor regulation or guidance as specified by the Comptroller.

ARTICLE III

CREDIT & COLLATERAL EXCEPTIONS

(1)                                 Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to ensure the Bank obtains and analyzes updated credit and collateral information as necessary to monitor the Bank’s credit risk, properly account for loans, and assign accurate risk-ratings in a timely manner.  At a minimum, with respect to all loans, leases, or other extensions of credit not subject to the Revised Uniform Retail Credit Classification and Account Management Policy (OCC Bulletin 2000-20), the program shall require the Bank to obtain and analyze current and satisfactory credit information, maintain proper collateral documentation, and, where necessary, substantiate the current value of collateral, on an ongoing basis as needed to effectuate the purposes of the program listed above. The Board shall provide a copy of the written program adopted pursuant to this Paragraph to the Assistant Deputy Comptroller promptly upon adoption.

(2)                                 If despite prudent efforts the Board and management are unable to obtain the credit information or collateral documentation required by paragraph (1) of this Article, it shall not constitute a violation of this Article so long as the Bank’s ongoing efforts to obtain the information are documented and recorded in the respective credit file.

(3)                                 Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan, lease, or other extension of credit only after:

(a)                                 documenting the specific reason or purpose for the extension of credit;

(b)                                 identifying the expected source(s) of repayment in writing;

(c)                                  structuring the repayment terms to coincide with the expected source(s) of repayment for the extension of credit;

(d)                                 obtaining and analyzing current credit information to appropriately assess the borrower’s cash flow and current financial position, and where repayment is dependent in whole or in part on one or more guarantors, performing an analysis of the guarantors’ current financial position and the guarantors’ and borrower’s global cash flow; and

(e)                                  documenting the current value of collateral with adequate supporting material (and in compliance with 12 C.F.R. Part 164 or any applicable successor regulation or guidance as specified by the Comptroller, where applicable), and documenting that the Bank’s security interest has been properly attached and recorded.

(4)                                 Failure to adhere to paragraph (3)(c) or to obtain and analyze the information in paragraph (3)(d) of this Article, with respect to a particular credit, shall not constitute a violation if, prior to granting the extension of credit, a majority of the full Board (or a delegated committee thereof) certifies in writing the specific reasons why not adhering to paragraph (3)(c), or not obtaining and analyzing the information required in paragraph (3)(d), would not be detrimental to the best interests of the Bank. A copy of the Board certification shall be maintained in the Bank’s credit file for the respective borrower(s) for subsequent review by the Comptroller in connection with examinations of the Bank.

ARTICLE IV

RISK RATING AND NONACCRUAL RECOGNITION

(1)                                 Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure adherence to a written program to ensure that the risk associated with the Bank’s loans and other assets is properly reflected and accounted for on the Bank’s books and records and the Bank does not improperly recognize income. The Bank’s written program shall include, at a minimum, provisions requiring that:

(a)                                 the Board shall adopt a loan grading system that is consistent with the criteria set forth in applicable regulations and regulatory guidance, including, but not limited to:

(i)                                     12 C.F.R. § 160.160 (Asset Classification);

(ii)                                  OTS’ Examination Handbook, Section 260, “Classification of Assets;” and

(iii)                                  any applicable successor regulation or guidance as specified by the Comptroller;

(b)                                 the Bank’s loans and other assets are graded based upon current facts and existing/reasonable (considering the loan purpose) repayment terms with a focus upon whether the primary repayment source is threatened by a well-defined weakness and whether the credit relies heavily upon secondary repayment sources, especially illiquid collateral or an unsubstantiated guarantor;

(c)                                  the Bank’s loans and other assets are timely placed on nonaccrual in accordance with the Instructions for Consolidated Reports of Income and Condition (“Call Report”), the OTS’ Examination Handbook, Section 260,

“Classification of Assets,” or any applicable successor regulation or regulatory guidance as specified by the Comptroller;

(d)                                 lending officers conduct periodic, formal reviews for determining the appropriate risk rating and accrual determination;

(e)                                  appropriate analysis and documentation is maintained in the credit files to support the current and previous risk rating or accrual determination for all credit relationships;

(f)                                   the lending officers and senior management are assigned responsibility and held accountable for ensuring that the Bank’s loans and other assets are appropriately and timely risk rated, charged off, and placed on nonaccrual;

(g)                                  management information systems that periodically provide feedback about the effectiveness of the program by senior management and the individual lending officers.

(2)                                 Upon adoption, a copy of the written program adopted pursuant to this Article shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

ARTICLE V

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)                                 Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with U.S. generally accepted accounting principles (“GAAP”).  The ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the

Allowance for Loan and Lease Losses” dated December 13, 2006, (OCC Bulletin 2006-47) (“Interagency Statement”) and shall at a minimum include:

(a)                                 procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with GAAP (including FASB ASC 310-10, Receivables - Overall - Subsequent Measurement – Impairment);

(b)                                 procedures for segmenting the loan portfolio and estimating loss on groups of loans that are consistent with GAAP (including FASB ASC 450-20, Loss Contingencies). These procedures shall require the Bank to document its estimation of credit losses and its analysis of the nine qualitative factors set forth in the Interagency Statement;

(c)                                  procedures for validating the ALLL methodology; and

(d)                                 a process for summarizing and documenting, for the Board’s prior review and approval, the amount to be reported in the Consolidated Reports of Condition and Income (“Call Reports”) for the ALLL.

(2)           The Board shall adopt, implement, and thereafter ensure adherence to written policies and procedures to ensure that all official and regulatory reports filed by the Bank accurately reflect an adequate ALLL balance as of the date that such reports are submitted.  Any difference between the ALLL balance as determined by the analysis required by this Article and the Bank’s actual ALLL balance shall be remedied through appropriate account adjustments in the quarter it is discovered, prior to the filing of the Call Reports.

ARTICLE VI

TROUBLED DEBT RESTRUCTURINGS

(1)           Within sixty (60) days, the Board shall adopt, implement, and ensure adherence to a written Troubled Debt Restructure Policy.  In drafting this policy, the Board shall refer to and comply with OTS Thrift Bulletin 85 (Regulatory and Accounting Issues Related to Modifications and Troubled Debt Restructurings of 1-4 Residential Mortgage Loans), and OTS’ Examination Handbook, Section 240, “Troubled Debt Restructuring.”  The Bank’s policy shall incorporate, but not be limited to, the following:

(a)           a definition of troubled debt restructure (“TDR”);

(b)                                 management roles and responsibilities with respect to TDRs;

(c)                                  requirements regarding collection and analysis of credit and collateral documentation from borrowers in connection with TDRs; and

(d)                                 a methodology for determining impairment (consistent with Article V of this Agreement), accrual designation, and risk rating (consistent with Article IV) for TDRs.

(2)           Upon adoption, a copy of the policy drafted pursuant to this Article shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

ARTICLE VII

LOAN REVIEW

(1)           Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure adherence to an independent and on-going loan review system to review the Bank’s loan and lease portfolios to assure the timely identification and categorization of problem credits.  At a minimum, the review shall include past due, non-accrual, and insider credits, and all borrowing relationships where the aggregate commercial or commercial real estate debt is in excess of $100,000.  The review shall also include any assets criticized in the Report of Examination dated “as of” June 30, 2011 (“ROE”), in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)           The system adopted pursuant to paragraph (1) of this Article shall provide for a written report to be filed with the Board within a reasonable period of time following the completion of each review and shall use a loan and lease grading system consistent with the criteria set forth in applicable regulations and regulatory guidance, and Article IV of this Agreement. Such reports shall include, at a minimum, conclusions regarding:

(a)                                 the identification, type, rating, and amount of problem loans and leases;

(b)                                 the identification and amount of delinquent loans and leases;

(c)                                  credit and collateral documentation exceptions;

(d)                                 loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies;

(e)                                  the identification and status of credit related violations of law, rule or regulation;

(f)                                   loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(g)                                  the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (g) of the Article.

(3)           Within thirty (30) days of receipt, the Board shall evaluate the loan and lease review report(s) obtained pursuant to paragraph (2) of this Article and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(4)           After evaluation, a copy of the report and the Board’s response shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

ARTICLE VIII

LIQUIDITY MANAGEMENT

(1)           Within sixty (60) days the Board and bank management shall adopt, implement, and ensure adherence to a comprehensive formal liquidity management program consistent with the guidelines set forth in the Interagency Policy Statement on Funding and Liquidity Risk Management, OCC Bulletin 2010-13, March 22, 2010.  The Bank’s program shall be written and address, at a minimum, the following requirements:

(a)                                 the Board shall revise, implement, and ensure adherence to a comprehensive Contingency Funding Plan that, among other things, addresses ways to improve the Bank’s liquidity position and maintain adequate sources of stable funding given the Bank’ s anticipated liquidity and funding needs under various crisis scenarios;

(b)                                 the Bank’s liquidity policy shall be revised to include risk limits, identify specific funding sources, and provide for regular testing of these sources;

(c)                                  the Bank’s investment policy shall identify risk limits and concentration limits;

(d)                                 the Board shall establish an Asset Liability Committee (ALCO) to be comprised of directors and key management personnel;

(e)                                  the Bank’s ALCO shall meet on at least a quarterly basis or more regularly as the need arises;

(f)                                   minutes from ALCO meetings shall be documented; and

(g)                                  a formal sources and uses of funds and projected cash flow report shall be developed and reviewed at each ALCO meeting.

(2)           Upon adoption, a copy of the written program adopted pursuant to this Article shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

ARTICLE IX

CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)                                 authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement, including ensuring that the Bank has necessary processes, personnel, and control systems;

(b)                                 require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)                                  follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)                                 require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(l), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has

statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Mark A. Zeihen	3/8/2012
Mark A. Zeihen	Date
Assistant Deputy Comptroller
Chicago South Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Roger L. Aurelio	3/2/12
Roger L. Aurelio	Date

/s/ Raymond J. Blake	3/2/12
Raymond J. Blake	Date

/s/ Thomas Butkus	3/2/12
Thomas Butkus	Date

Edward S. Milen	Date

/s/ Richard J. Nogal	3/2/12
Richard J. Nogal	Date